Exhibit n.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Pre-Effective Amendment to Registration Statement No. 333-271087 on Form N-2 of our report dated February 21, 2023 (August 14, 2023, as to the Schedule of Investments, Note 1, and Note 7), relating to the financial statements of Polen DDJ Strategic Income Plus Fund, L.P. appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the reference to us under the heading "Financial Statements" in the Statement of Additional Information, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, MA

August 14, 2023